Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2020, relating to the consolidated financial statements of Kratos Defense & Security Solutions, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP
San Diego, CA
August 4, 2020